Exhibit 99.6

MORGAN & COMPANY
Chartered Accountants
P.O. Box 10007, Pacific Centre
Suite 1730 - 700 West Georgia Street
Vancouver, B.C. V7Y 1A1
Telephone (604) 687-5841
Fax (604) 687-0075


March 30, 1999


United States Securities and Exchange Commission
Washington, D.C.  20549


Dear Sirs:
                    RE: WOLF INDUSTRIES INC. ("the Company")
                               1998 AUDIT

This will confirm that we will be unable to complete our audit of the financial statements of Wolf Industries Inc. in order for the Company to file its 10KSB for the fiscal year ended December 31, 1998 by the required due date. The Company has been unable to obtain audited financial information of its former subsidiary, 714674 Alberta Ltd., doing business as Calgary Chemical, in order to consolidate those results to the date of disposition of the subsidiary. Alternatively, the Company would have to obtain direct access to the former subsidiary's records located in Calgary, Alberta which was not anticipated since it would have involved unreasonable effort or expense.

Yours truly,



/s/  William Easley
William Easley,  C.A.
For MORGAN & COMPANY

WEE/dm